EXHIBIT 10.12

AMENDED AND RESTATED TAX MATTERS AGREEMENT

This Amended and Restated Tax Matters Agreement (“Agreement”) is made and entered into effective as of September 4, 2004 (“Effective Date”), by and among Cogent, Inc., a Delaware corporation, formerly Cogent Systems, Incorporated, a California corporation (the “Company”), Ming Hsieh, Fang Liu Hsieh, Trustee of the Fang Liu Hsieh Annuity Trust No. 1 dated May 12, 2004, and Ming Hsieh, Trustee of the Ming Hsieh Annuity Trust No. 1 dated May 12, 2004 (collectively, the “Stockholders”). The Company and the Stockholders are hereinafter referred to individually as a “party” and collectively as the “parties.”

WHEREAS, the Stockholders own all the issued and outstanding capital stock of the Company;

WHEREAS, the Company is and has been an “S corporation” (within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”)) since January 1, 1992;

WHEREAS, the Company contemplates an initial public offering (the “Offering”) of its common stock;

WHEREAS, the Company intends to make a distribution to the Stockholders as provided for herein;

WHEREAS, the Company and the Stockholders have entered into this Agreement as a condition to the foregoing distribution and the contemplated Offering;

WHEREAS, from its inception through December 31, 1991, the Company was taxed as a “C corporation” (as defined in the Code), and the Company became an S corporation effective as of January 1, 1992 and will continue to be an S corporation through the Termination Date (defined below), after which it will be taxed as a C corporation;

WHEREAS, it is anticipated that the Company’s election to be an S corporation will terminate as provided in Section 1.4 below; and

WHEREAS, in connection with the Offering, the Company and the Stockholders wish to provide for the treatment of certain tax matters and for indemnification as provided in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Tax Returns and Reporting.

    1.1 Consistent Reporting by the Company. For all taxable years in which the Company is taxed as an S corporation, the Company shall not (except as required by law), without the consent of the Stockholders (which consent shall not be unreasonably withheld), file any amended income tax return or change any election or accounting method with respect to the Company, if such filing or change would increase any federal, state, local (including but not limited to city or county) or foreign income tax liability (including interest and penalties, if any) (collectively “Tax Liability”) of the Stockholders for any period. The limitation of liability contained in Section 2.1.5 below does not apply in the event the Company breaches the prohibition contained in this Section 1.1.

    1.2 Responsibility for Tax Returns. The Company shall file all tax returns required to be filed by it with respect to all periods for which returns shall become due after the closing of the Company’s Offering, including all returns for the short taxable year which concludes upon the termination of the Company’s S election.

    1.3 Responsibility for Taxes. The Stockholders shall file all required tax returns reporting their allocable share of the Company’s taxable income for all years prior to the termination of the S election in Section 1.4, subject only to the indemnities set forth in Section 2 below. For all taxable years prior to the termination of the S election in Section 1.4, the Stockholders shall not (except as required by law), without the consent of the Company (which consent shall not be unreasonably withheld), file an amended income tax return or change any election or accounting method with respect to the Company, if such filing or change would increase any Tax Liability to the Company after the Termination Date or the date of the Offering.

    1.4 Termination of S Status. The Company shall terminate the Company’s status as an S corporation by electing to do so under Section 1362(d)(1) of the Code in connection with the Offering and the Stockholders shall consent to the revocation of the S corporation election by the Company, which election shall be filed and shall be effective no later than one day before the pricing of the Offering (such effective date the “Termination Date”). Notwithstanding the foregoing, the parties alternatively may agree to terminate the Company’s status as an S corporation under Section 1362(d)(2) of the Code by issuing shares of the Company’s common stock in the Offering, in which case the date of the Offering shall be the Termination Date.

    1.5 Allocation of Income. Pursuant to Section 1362(e)(1) of the Code, the S termination year of the Company shall be divided into two short taxable years: an S short year and a C short year. The S short year of the Company shall be that portion of the Company’s S termination year beginning on January 1, 2004 and ending on the day immediately preceding the Termination Date. The C short year of the Company shall be that portion of the Company’s S termination year beginning on the Termination Date and ending on December 31, 2004. Further, in accordance with Section 1362(e)(3), the Company shall allocate tax items between its two short taxable years ending and beginning, respectively, on the day immediately preceding the Termination Date and the Termination Date. The Company shall allocate tax items to its S short year as if the tax year of the Company ended on the day before the Termination Date and shall be allocated to the C short year as if the Company’s tax year commenced on the Termination Date.

2. Indemnification.

    2.1 Indemnification of Stockholders.

          2.1.1 Indemnification for Tax Liability. The Company hereby agrees to indemnify and hold the Stockholders harmless from, against and in respect of any Tax Liability incurred by them resulting from a final judicial or administrative adjustment (by reason of an amended return, claim for refund, audit or otherwise) to the Company’s taxable income which is the result of an increase or change in character of the Company’s income during the period it was treated as an S corporation.

          2.1.2 Tax Adjustment. In the event that an indemnification payment pursuant to Section 2.1.1 exceeds the amount of the increase in the Company’s accumulated adjustments account (as defined in Code Section 1368(e)(1)) resulting from the adjustment (or to the extent such payment to the Stockholders does not qualify as a distribution during the post-termination transition period as defined in Code Section 1377(b)) such amount shall be increased by an amount calculated pursuant to Section 2.1.4 below.

          2.1.3 Fees and Costs. The Company hereby agrees to reimburse the Stockholders for such professional fees or other costs as are reasonably necessary to defend the Stockholders in the event of an audit or review of the Stockholders’ income tax returns during a year in which the Stockholders were reporting corporate income by virtue of the S corporation election. Such reimbursement shall be limited to professional fees and costs proximately related to an audit of the Company’s taxable income.

          2.1.4 Gross Up for Additional Tax. In all events, and to the extent not otherwise reimbursed, the Company hereby agrees that if any payment pursuant to this Section 2.1 is deemed to be taxable income to the Stockholders, the amount of such payment to the Stockholders shall be increased by an amount necessary to equal the Stockholders’ additional Tax Liability related to such amount (including, without limitation, any taxes on such additional amounts) so that the net amount received and retained by the Stockholders after payment by the Stockholders of all taxes associated with the payment is equal to the payment otherwise required to be made.

          2.1.5 Indemnification Limited to Tax Benefit. Notwithstanding anything to the contrary in this Agreement, the Company’s obligation to indemnify pursuant to Section 2.1 of this Agreement shall be limited to the amount of the Company’s actual tax savings, if any, attributable to the circumstances giving rise to the increase in the Tax Liability of the Stockholders.

    2.2 Indemnification of the Company.

          2.2.1 Indemnification for Failure to Qualify as an S Corporation. The Stockholders agree to indemnify and hold the Company harmless from, against, and in respect of any U.S. federal or state income tax liability (including interest and penalties), if any, resulting from the Company failing to qualify as an S corporation under Section 1361(a)(1) of the Code (as enacted and in effect prior to the Termination Date), pursuant to a final determination by an applicable taxing authority, for any taxable year on or before the Termination Date as to which the Company filed or files tax returns claiming status as an S corporation.

          2.2.2 Indemnification for Tax Liability. In addition to the indemnification obligation provided in Section 2.2.1, the Stockholders hereby agree to indemnify and hold harmless the Company against any increase in the Company’s Tax Liability with respect to any tax year to the extent such increase results in a related decrease in the Tax Liability of the Stockholders for any period prior to the termination of the Company’s status as an S corporation.

          2.2.3 Payment. Any payment required to be made pursuant to this Agreement shall be made within thirty (30) calendar days after receipt of written notice from the indemnified person that a payment is due hereunder.

          2.2.4 Gross Up For Additional Tax. In all events, and to the extent not otherwise reimbursed, the Stockholders hereby agree that if any payment pursuant to Section 2.2.2 is deemed to be taxable income to the Company, the amount of such payment shall be increased by an amount necessary to equal the Company’s additional Tax Liability related to such amount (including, without limitation, any taxes on such additional amounts) so that the net amount received and retained by the Company after payment by the Company of all taxes associated with the payment is equal to the payment otherwise required to be made.

          2.2.5 Indemnification Limited to Tax Benefit. Notwithstanding anything to the contrary in this Agreement, the Stockholders’ obligation to indemnify pursuant to Sections 2.2.2 and 2.2.4 of this Agreement shall be limited to the amount of the Stockholders’ actual tax savings, if any, attributable to the circumstances giving rise to the increase in the Tax Liability of the Company.

3. Distribution to Stockholder. Prior to the Termination Date, the Company shall declare a distribution (subject to the prior approval of the board of directors of the Company) to the Stockholders, and shall pay such distribution promptly but no later than thirty (30) days following such declaration, to the Stockholders in an amount equal to the Company’s estimate (using commercially reasonable efforts and with the assistance of its accountants) of the Company’s accumulated adjustment account (as defined in Code Section 1368(e)(1)) as computed immediately prior to the Offering, provided, however, (i) the amount of the distribution shall be increased for income (net of related expenses) which is exempt from tax as described in Code Section 1368(e)(1); and (ii) in no event shall such distribution exceed $85,000,000.

4. Waiver of Invalid Election or Termination of S Status. If the Internal Revenue Service determines that the Company failed to validly elect to be an S corporation or that the Company’s status as an S corporation was terminated inadvertently, and if the Company wishes to obtain a ruling pursuant to Section 1362(f) of the Code, the Stockholders agree to make any adjustments required pursuant to Section 1362(f)(4) of the Code and approved by the Company’s board of directors.

5. Termination of Agreement. This Agreement shall terminate without force or effect if the Offering is not completed on or before October 31, 2004.

6. Miscellaneous.

    6.1 Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one and the same instrument representing the Agreement between the parties hereto.

    6.2 Governing Law. This Agreement shall be governed by California law, without regard to choice of law rules applied by California courts.

    6.3 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of successors and assigns of the parties.

    6.4 Section Headings. Section headings shall not affect the interpretation of this Agreement.

    6.5 Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter contained herein.

    6.6 Further Assurances. The parties hereto agree to take all further actions necessary to effect the agreements contained herein.

    6.7 Notices. All notices under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known address.

    6.8 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.

WHEREFORE this Agreement is entered into as of the Effective Date.

COMPANY:

COGENT, INC.

By:	/s/ PAUL KIM

Its:	Chief Financial Officer

STOCKHOLDERS:

/s/ MING HSIEH
Ming Hsieh

/s/ MING HSIEH
Ming Hsieh, Trustee of the Ming Hsieh Annuity Trust No. 1 dated May 12, 2004

/s/ FANG LIU HSIEH
Fang Liu Hsieh, Trustee of the Fang Liu Hsieh Annuity Trust No. 1 dated May 12, 2004

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